Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS SECOND QUARTER NET INCOME OF $537 MILLION OR $1.00 PER DILUTED SHARE

REVENUES INCREASED 6% Y-O-Y to $1.8 BILLION

Riverwoods, IL, June 19, 2012 – Discover Financial Services (NYSE: DFS) today reported net income of $537 million or $1.00 per diluted share for the second quarter of 2012, as compared to $600 million or $1.09 per share for the second quarter of 2011. Strong year-over-year revenue growth was offset by lower reserve releases. The company’s return on equity was 24%.

Second Quarter Highlights

•	Total loans grew $4.5 billion, or 9%, from the prior year to $57.1 billion.

•	Credit card loans grew $1.6 billion to $46.6 billion and Discover card sales volume increased 5% from the prior year.

•	Credit card loan delinquencies and net charge-offs reached historic lows with a delinquency rate for loans over 30 days past due of 1.91% and a net charge-off rate of 2.79%.

•	Payment Services pretax income was up 10% from the prior year to $47 million. Transaction volume for the segment was $51.4 billion in the quarter, an increase of 12% from the prior year.

"Our results this quarter reflect outstanding fundamental performance in both of our business segments and continued improvement in credit performance," said David Nelms, chairman and chief executive officer of Discover. "In addition to the strong financial results for the quarter, I am excited about our recent expansion into three new products.  Discover now offers mortgages through the recently acquired Home Loan Center platform, a fixed rate private student loan product to better meet the tuition funding needs of our customers and our first major affinity credit card.  We believe these new products lay a foundation for additional revenue and asset growth in the future."

Segment Results:

Direct Banking

Direct Banking pretax income of $820 million in the quarter was down $63 million, or 7%, from the prior year.

Discover card sales volume grew 5% from the prior year to $26.1 billion.  Credit card loans ended the quarter at $46.6 billion, up 4%, or $1.6 billion, from the prior year.

Total loans ended the quarter at $57.1 billion, up $4.5 billion, or 9%, compared to the prior year.  Private student loans increased $2.9 billion, including the acquisition of a $2.4 billion student loan portfolio in the fourth quarter of 2011.  Personal loans increased $703 million from the prior year.

Net interest margin was 9.31%, up 16 basis points from the prior year and 28 basis points from the prior quarter.  The increase in net interest margin from the prior year reflects decreased funding costs partially offset by lower credit card yield.  Credit card yield was 12.35%, a decrease of 22 basis points from the prior year and an increase of 14 basis points from the prior quarter.  The decline in credit card yield from the prior year reflects a decline in higher rate balances and an increase in promotional rate balances, partially offset by lower interest charge-offs.  Interest expense as a percent of total loans decreased 50 basis points from the prior year and 5 basis points from the prior quarter as the company continued to take advantage of available low rate funding.

Net interest income increased $122 million, or 10%, from the prior year, benefiting from loan growth and lower interest expense. This was partially offset by a decline in credit card and student loan yields.

The delinquency rate for credit card loans over 30 days past due was 1.91%, an improvement of 88 basis points from the prior year, and 31 basis points from the prior quarter.  The credit card net charge-off rate decreased to 2.79% for the second quarter of 2012, down 222 basis points from the prior year and 28 basis points from the prior quarter.

Charge-offs were down $235 million from the prior year as a result of the continued decline in delinquencies. Provision for loan losses of $232 million increased $56 million, or 32%, from the prior year, driven by a lower reserve release partially offset by the decline in charge-offs.  The reserve release for the second quarter of 2012 was $110 million reflecting the impact of a 23 basis point decline in the reserve rate from the prior quarter partially offset by additional reserves due to loan growth.   The second quarter of 2011 included a reserve release of $401 million.

Other income decreased $21 million, or 4%, from the prior year due to lower late fee assessments, lower transition services revenue related to the Student Loan Corporation and a decline in protection products revenue.  The second quarter of 2011 included an increase in the value of loans held for sale.

Expenses were up $108 million, or 18%, from the prior year. The increase is primarily due to a $71 million year-over-year increase in legal reserve expense, as the company added $90 million to the legal reserves in the quarter.  Excluding the change in legal reserve expense, expenses increased 6% essentially in line with revenue and receivable growth.

Payment Services

Payment Services pretax income was $47 million in the quarter, up $4 million, or 10%, from the prior year.  Revenue increased $10 million, primarily driven by an increase in higher margin point-of-sale transactions on the PULSE network and increased third-party issuer volume partially offset by higher incentives.  Expenses were up $6 million from the prior year.

Payment Services dollar volume was $51.4 billion for the second quarter of 2012, up 12% from the prior year, driven by higher PULSE and third-party issuer volume.

Share Repurchases

In the second quarter of 2012, the company repurchased 13.5 million shares of common stock for $447 million. Shares outstanding declined by 2.4% from prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its second quarter results on Tuesday, June 19, 2012, at 10:00 am. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers home loans, private student loans, personal loans, online savings accounts, certificates of deposit and money market accounts through its direct banking business. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including those related to financial regulatory reform, consumer financial services practices, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company’s ability to manage its expenses; the company’s ability to successfully achieve full card acceptance across its networks and maintain relationships with network participants; the company’s ability to sustain and grow its private student loan portfolio; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; fraudulent activities or material security breaches of key systems; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company’s ability to introduce new products or services; the company’s ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business – Competition,” “Business – Supervision and Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2011 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended February 29, 2012  which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

DISCOVER FINANCIAL SERVICES
(unaudited, in millions, except per share statistics)
	Quarter Ended
	May 31, 2012	Feb 29, 2012	May 31, 2011
EARNINGS SUMMARY
Interest Income	$1,656	$1,646	$1,573
Interest Expense	341	353	380
Net Interest Income	1,315	1,293	1,193

Discount/Interchange Revenue	514	500	489
Rewards	248	236	223
Discount and Interchange Revenue, net	266	264	266
Protection Products Revenue	101	105	105
Loan Fee Income	77	85	81
Transaction Processing Revenue	52	53	45
Other Income	37	43	47
Total Other Income	533	550	544

Revenue Net of Interest Expense	1,848	1,843	1,737

Provision for Loan Losses	232	152	176

Employee Compensation and Benefits	249	247	230
Marketing and Business Development	119	131	124
Information Processing & Communications	72	70	66
Professional Fees	110	100	105
Premises and Equipment	19	17	18
Other Expense	180	112	92
Total Other Expense	749	677	635

Income Before Income Taxes	867	1,014	926
Tax Expense	330	383	326
Net Income	$537	$631	$600

Net Income Allocated to Common Stockholders	$532	$624	$593

PER SHARE STATISTICS
Basic EPS	$1.01	$1.18	$1.09
Diluted EPS	$1.00	$1.18	$1.09
Common Stock Price (period end)	$33.11	$30.01	$23.84
Book Value per share	$17.20	$16.66	$13.79

SEGMENT- INCOME BEFORE INCOME TAXES
Direct Banking	$820	$962	$883
Payment Services	47	52	43
Total	$867	$1,014	$926

BALANCE SHEET SUMMARY
Total Assets	$72,083	$70,486	$63,438
Total Liabilities	$63,184	$61,657	$55,915
Total Equity	8,899	8,829	7,523
Total Liabilities and Stockholders' Equity	$72,083	$70,486	$63,438

TOTAL LOAN RECEIVABLES STATISTICS
Ending Loans 1, 2	$57,058	$56,299	$52,510
Average Loans 1, 2	$56,180	$57,606	$51,727

Interest Yield	11.55%	11.36%	11.93%
Net Principal Charge-off Rate	2.42%	2.64%	4.42%
Net Principal Charge-off Rate excluding PCI Loans 3	2.66%	2.90%	4.69%
Delinquency Rate (over 30 days) 3	1.81%	2.08%	2.68%
Delinquency Rate (over 90 days) 3	0.91%	1.08%	1.44%
Net Principal Charge-off Dollars	$342	$378	$577
Net Interest and Fee Charge-off Dollars	$110	$123	$192
Loans Delinquent Over 30 Days 3	$941	$1,066	$1,329
Loans Delinquent Over 90 Days 3	$474	$554	$715

Allowance for Loan Loss (period end)	$1,869	$1,979	$2,632
Change in Loan Loss Reserves	($110)	($226)	($401)
Reserve Rate 4	3.28%	3.51%	5.01%
Reserve Rate Excluding PCI Loans 2, 4	3.59%	3.87%	5.31%

CREDIT CARD LOANS STATISTICS
Ending Loans	$46,610	$45,918	$44,961
Average Loans	$45,772	$46,919	$44,288

Interest Yield	12.35%	12.21%	12.57%
Net Principal Charge-off Rate	2.79%	3.07%	5.01%
Delinquency Rate (over 30 days)	1.91%	2.22%	2.79%
Delinquency Rate (over 90 days)	0.99%	1.18%	1.51%
Net Principal Charge-off Dollars	$322	$358	$559
Loans Delinquent Over 30 Days	$890	$1,019	$1,256
Loans Delinquent Over 90 Days	$459	$540	$681

Allowance for Loan Loss (period end)	$1,713	$1,835	$2,519
Change in Loan Loss Reserves	($122)	($235)	($420)
Reserve Rate	3.68%	4.00%	5.60%

Total Discover Card Volume	$28,140	$27,370	$26,927
Discover Card Sales Volume	$26,115	$25,604	$24,844

NETWORK VOLUME
PULSE Network	$42,001	$37,577	$36,719
Third-Party Issuers	2,189	2,037	1,838
Diners Club International 5	7,205	7,100	7,380
Total Payment Services	51,395	46,714	45,937
Discover Network - Proprietary	26,985	26,482	25,684
Total	$78,380	$73,196	$71,621

1 Total Loans includes mortgages and other loans.

2 Purchased Credit Impaired ("PCI") loans are loans that were acquired in which a deterioration in credit quality occurred between the origination date and the acquisition date.  These loans were initially recorded at fair value and accrete interest income over the estimated lives of the loans as long as cash flows are reasonably estimable, even if the loans are contractually past due. PCI loans are private student loans and are included in total loan receivables.

3 Excludes PCI loans (described above) which are accounted for on a pooled basis.  Since a pool is accounted for as a single asset with a single composite interest rate and aggregate expectation of cash flows, the past-due status of a pool, or that of the individual loans within a pool, is not meaningful.  Because the company is recognizing interest income on a pool of loans, it is all considered to be performing.

4 The Reserve Rate includes federal student loans held for sale.

5 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

Note:  See Glossary for definitions of financial terms in the financial supplement which is available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

CONTACT:
Discover Financial Services
Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com
or
Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

4